77Q1(a)

Effective February 22, 2010, the Registrant's
Board of Trustees adopted amendments to its bylaws which amend the provisions relating to the timeliness of shareholder nominations of individuals for election to the Registrant's
Board of Trustees and the proposal of other business to be considered by the Registrant's shareholders at annual meetings of shareholders. A copy of the Registrant's amended bylaws, dated February 22, 2010, was included as an exhibit to the Registrant's
Form N-SAR for the fiscal year ended
December 31, 2009 and filed with the
Commission on February 26, 2010.